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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

               Commission File Number                 000-24084
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                            SHO-ME FINANCIAL CORP.
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            (Exact name of registrant as specified in its charter)

       109 N. HICKORY STREET, MT. VERNON, MISSOURI 65712 (417) 466-2171
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         $.01 PAR VALUE COMMON STOCK
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           (Title of each class of securities covered by this Form)

                                     NONE
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       (Titles of all other classes of securities covered by this Form)

                                     NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]
         Rule 12h-3(b)(1)(ii)     [ ]           Rule 12g-4(a)(1)(ii)     [ ]
         Rule 12h-3(b)(2)(i)      [ ]           Rule 12g-4(a)(2)(i)      [ ]
         Rule 12h-3(b)(2)(ii)     [ ]           Rule 12g-4(a)(2)(ii)     [ ]
         Rule 15d-6               [X]           Rule 12h-3(b)(1)(i)      [X]

 Approximate number of holders of record as of the certification or notice date:

NONE, FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S ACQUISITION BY UNION PLANTERS CORPORATION PURSUANT TO THE REGISTRANT'S MERGER WITH SHO-ME ACQUISITION COMPANY, A WHOLLY OWNED SUBSIDIARY OF UNION PLANTERS CORPORATION AND THE SUBSEQUENT MERGER OF THE REGISTRANT WITH AND INTO UNION PLANTERS CORPORATION.

         Pursuant to the requirements of the Securities Exchange Act of 1934, UNION PLANTERS CORPORATION, AS SUCCESSOR BY MERGER TO THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 2, 1998               By:/s/ E. JAMES HOUSE, JR.
      ------------------------            --------------------------
                                          E. James House, Jr.
                                          Secretary of Union Planters
                                          Corporation, Successor
                                          to the Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.